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Exhibit 5.1

Gowling Lafleur Henderson LLP -- Barristers & Solicitors -- Patent & Trade Mark Agents --
[GOWLINGS LOGO]	Suite 1600 1 First Canadian Place 100 King Street West Toronto, Ontario Canada M5X 1G5 Telephone (416) 862-7525 Facsimile (416) 862-7661 www.gowlings.com

October 21, 2007

Akela Pharma Inc. Suite 710 3333 Cote-Vertu St-Laurent, Québec H4R 2N1

Dear Sirs:

Re:
Public Offering of Common Shares

We have acted as your counsel in connection with the Registration Statement on Form F-1 (File No. 333-146684) (the "Registration Statement") filed with the United States Securities and Exchange Commission under the United States Securities Act of 1993 (the "1993 Act") with respect to the registration by Akela Pharma Inc. (the "Company") of a public offering (the "Offering") of 5,250,000 common shares of the Company (the "Underwritten Shares") and up to 787,500 common shares of the Company (the "Over-Allotment Shares") issuable pursuant to the exercise by the underwriters of an over-allotment option. You have requested our opinion as to the matters set forth below.

In connection with rendering this opinion, we have, among other things:

  (a)
  examined, among other things, a certified copy of the corporate proceedings of the Corporation relating to, among other things, the designation of a committee of directors (the "Pricing Committee") authorized to exercise all of the powers of the board of directors with respect to the issuance and sale of common shares pursuant to the Offering, including the power to negotiate, determine and approve the selling price thereof, and

  (b)
  considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinion expressed below.

For the purpose of this opinion, we have assumed with respect to all documents examined by us the genuineness of all signatures, the legal capacity at all relevant times of any natural person signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified

Montréal -- Ottawa -- Kanata -- Toronto -- Hamilton -- Waterloo Region -- Calgary -- Vancouver -- Moscow

or true copies or as reproductions (including facsimiles) and the truthfulness and accuracy of the corporate records of the Corporation and of all certificates of public officials and officers of the Corporation.

We have relied exclusively upon the certified copies and the certificate referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of any of such factual matters.

We are solicitors qualified to carry on the practice of law only in the Province of Ontario and, accordingly, we express no opinion as to any laws or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on and relying on the foregoing and subject to the qualifications hereinbefore and hereinafter set forth, we are of the opinion that when (i) the Pricing Committee approves the selling price per common share for the Offering, and (ii) the Corporation issues the Underwritten Shares and Over-Allotment Shares upon receipt by the Corporation of the selling price therefor, the Underwritten Shares and the Over-Allotment Shares will be validly issued and will be outstanding as fully paid and non-assessable common shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                      Yours truly,

                      /s/ Gowling Lafleur Henderson LLP

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  Exhibit 5.1